                                                                EXHIBIT - 2.1

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated December 18, 1998 (the "Agreement"), by and between M-Wave, Inc., a Delaware corporation (the "Company"), and First Chicago Equity Corporation, an Illinois corporation ("FCEC").

     A. FCEC owns 694,464 shares of the common stock, $.01 par value per share (the "Common Stock"), of the Company; and

     B. FCEC desires to sell to the Company, and the Company desires to repurchase from FCEC, 694,464 shares of Common Stock upon the terms and subject to the conditions set forth herein.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

     Section 1. Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

     "AFFILIATE" of a party means any person or entity controlling, controlled by, or under common control with, such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by agreement or otherwise.

     "BENEFICIALLY OWNED" shall have the meaning provided in Rule 13d-3 under the Exchange Act.

     "BOARD" means the Board of Directors of the Company.

     "COMMISSION" means the Securities and Exchange Commission.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "STANDSTILL PERIOD" means the period commencing on the date hereof and terminating on the date that is eighteen months thereafter.

     Section 2.  Sale and Repurchase; Closing.

     2.01 Sale and Repurchase. On the terms of this Agreement, at the Closing (as defined in Section 2.02 hereof), FCEC shall sell to the Company, and the Company shall repurchase from FCEC, 694,464 shares of Common Stock. At the Closing, FCEC shall deliver to the Company, against payment therefor in accordance with Section 2.03 hereof, one or more stock certificates duly endorsed in blank representing the 694,464 shares of Common Stock being sold by FCEC hereunder.

     2.02 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall be held on the date hereof, at the offices of Sonnenschein Nath & Rosenthal, 8000 Sears Tower, Chicago, Illinois 60606 at 8:00 a.m., Chicago time, or such other date, time and place as may be agreed by the parties. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date."

     2.03 Consideration. As payment in full for the 694,464 shares of Common Stock being repurchased by the Company from FCEC hereunder, the Company shall:

           (a) deliver to FCEC at the Closing $694,464 by wire transfer in immediately available funds to an account of FCEC (designated in writing by FCEC to the Company prior to the Closing); and

           (b) issue to FCEC at the Closing a warrant to purchase 694,464 shares of Common Stock in the form of Exhibit A attached to this Agreement (the "Warrant").

     Section 3.  Representations and Warranties of the Company.

     (a) Organization. The Company is duly organized and validly existing under the laws of the State of Delaware.

     (b) Authority and Authorization. The Company has the requisite power and authority to enter into this Agreement and the Warrant and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Warrant by the Company has been duly and validly authorized and no other proceedings on its part are necessary to authorize this Agreement or the Warrant or the transactions contemplated hereby or thereby. This Agreement and the Warrant has been duly executed and delivered by the Company and is (assuming the due authorization, execution and delivery by FCEC) a valid and binding agreement of the Company enforceable against the Company in accordance with its terms except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws. The shares of Common Stock issuable upon exercise of the Warrant in accordance with its terms have been duly authorized by all necessary corporate action on the part of the Company, and such shares of Common Stock have been validly reserved for issuance, and upon issuance upon such exercise will be validly issued and outstanding, fully paid and nonassessable, and free and clear of any liens and preemptive or similar rights.

     (c) Non-Contravention. The execution, delivery and performance of this Agreement and the Warrant by the Company and the consummation of any of the transactions contemplated hereby or thereby by the Company will not (a) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default), under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any agreement, instrument, franchise, license or permit to which the Company is a party or by which any of its properties or assets may be bound, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body applicable to the Company or any of its properties or assets, other than such breaches, defaults or violations that would not impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Warrant. The execution, delivery and performance of this Agreement and the Warrant by the Company and the consummation of the transactions contemplated hereby and thereby by the Company do not and will not violate or conflict with any provision of the organizational documents of the Company, as currently in effect.

     (d) No Consents. No consent, authorization or approval of, or filing with, any person or any U.S. or foreign federal, state or local governmental department, commission, board, agency or instrumentality is required to be made or obtained by the Company in connection with their execution and performance of this Agreement or the Warrant, except for such consents, authorizations, approvals or filings, the absence of which would not prevent, impair, hinder or delay the consummation of the transactions contemplated by this Agreement or the Warrant.

     Section 4.  Representations and Warranties of FCEC.

     (a) Organization. FCEC is duly organized and validly existing under the laws of the State of Illinois.

     (b) Authority and Authorization. FCEC has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by FCEC has been duly and validly authorized and no other proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by FCEC and is (assuming the due authorization, execution and delivery by the Company) a valid and binding agreement of FCEC enforceable against FCEC in accordance with its terms except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

     (c) Non-Contravention. The execution, delivery and performance of this Agreement by FCEC and the consummation of any of the transactions contemplated hereby by FCEC will not (a) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default), under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of FCEC pursuant to any agreement, instrument, franchise, license or permit to which FCEC is a party or by which any of its properties or assets may be bound or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body applicable to FCEC or any of its properties or assets, other than such breaches, defaults or violations that would not impair the ability of FCEC to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by FCEC and the consummation of the transactions contemplated hereby by FCEC do not and will not violate or conflict with any provision of the organizational documents of FCEC, as currently in effect.

     (d) No Consents. No consent, authorization or approval of, or filing with, any person or any U.S. or foreign federal, state or local governmental department, commission, board, agency or instrumentality is required to be made or obtained by FCEC in connection with its execution and performance of this Agreement, except for such consents, authorizations, approvals or filings, the absence of which would not prevent, impair, hinder or delay the consummation of the transactions contemplated by this Agreement.

     (e) Experience of FCEC; Acquisition for Investment. FCEC is an accredited investor as defined in Regulation D under the Securities Act. FCEC's financial condition and investments is such that it is in a position to hold the Warrant and the shares of Common Stock issuable upon exercise of the Warrant for an indefinite period, bear the economic risks of the investment and to withstand the complete loss of the investment. FCEC has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of an investment in the Warrant and the shares of Common Stock issuable upon exercise of the Warrant. FCEC represents that it is acquiring the Warrant solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and that it has no present intention or plan to effect any distribution of the Warrant or of the Common Stock issuable upon exercise of the Warrant. FCEC understands that the Warrant and the shares of Common Stock issuable upon exercise of the Warrant will not be registered under the Securities Act by reason of specific exemptions therefrom which depend upon, among other things, the bona fide nature of FCEC's investment intent and the accuracy of FCEC's representations as expressed herein.

     Section 5.  Additional Agreements.

     5.01 Resignation. Simultaneously with the execution of this Agreement, each of Messrs. Eric C. Larson and Timothy A. Dugan has executed and delivered an irrevocable resignation of his position as a director of the Company effective upon the Closing.

     5.02 Standstill. During the Standstill Period, neither FCEC nor its Affiliates shall, directly or indirectly, (a) acquire offer to acquire Beneficial Ownership of any Common Stock or interest therein except pursuant to exercise of the Warrant, (b) solicit, initiate or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, but (x) disregarding clause (iv) of Rule 14a-1(1)(2) and (y) including any exempt solicitation pursuant to Rule 14a-2(b)(1) or Rule 14a-2(b)(2)); call, or in any way participate in a call for, any special meeting of stockholders of the Company (or take any action with respect to acting by written consent of the Company's stockholders); request, or take any action to obtain or retain any list of holders of any securities of the Company; or initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders for the approval of, any stockholder proposal; (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of Exchange
Act) with respect to any Common Stock (or any securities the ownership of which would make the owner thereof a Beneficial Owner of Common Stock ); (d) seek Board representation or the removal of any directors of the Company or a change in the composition or size of the Board; (e) take any action, or disclose any intent, purpose, plan or proposal, with respect to this Agreement, the Company or its Affiliates or the Board, management, policies, affairs, securities or assets of the Company or its Affiliates that seeks to influence or control the management, Board or policies of the Company, or otherwise is inconsistent with this Agreement, including any action, intent, purpose, plan or proposal that is conditioned on, or would require the Company or any of its Affiliates to make any public disclosure relating to, any such action, intent, purpose, plan, proposal or condition; (f) request any waiver, modification, termination or amendment of this paragraph or any relinquishment by the Company of any rights with respect thereto; or (g) assist, advise, encourage or act in concert with any person with respect to, or seek to do, any of the foregoing. Without limiting the generality of the foregoing, FCEC hereby withdraws its notice to the Company dated November 17, 1998 of proposed director nominees and will promptly amend its Schedule 13D to reflect such withdrawal and the terms of this Agreement.

     Section 6.  Indemnification.

     6.01 Company Indemnification. The Company agrees to indemnify and hold harmless FCEC, each person who controls FCEC within the meaning of Section 15 of the Securities Act and/or Section 20 of the Exchange Act, its Affiliates and each of its officers, directors, employees, representatives and agents (the "FCEC Indemnitees"), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, judgments, amounts paid in settlement in accordance with Section 6.02 and reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements) (hereinafter collectively referred to as a "Loss" or "Losses"), that may be incurred by or asserted or awarded against any FCEC Indemnitee in each case arising out of or in connection with or relating to any investigation, litigation, or proceeding arising out of this Agreement or the transactions contemplated hereby.

     6.02 Indemnification Procedure. A FCEC Indemnitee shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such parties of any matters giving rise to a claim for indemnification pursuant to Section 6.01; provided that the failure of any FCEC Indemnitee to give notice as provided herein shall not relieve the Company of its obligations under this Section 6 except to the extent that the

Company is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against any FCEC Indemnitee, the Company shall be entitled to participate in and, unless in the reasonable good faith judgment of the FCEC Indemnitees a conflict of interest between them and the Company exists in respect of such action, proceeding or claim, to assume the defense thereof, and after notice from the Company to the FCEC Indemnitees of its election so to assume the defense thereof, the Company shall not be liable to such FCEC Indemnitees for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. In any event, (i) unless and until the Company elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the FCEC Indemnitees' reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be Losses subject to indemnification hereunder in accordance with the provisions hereof and (ii) the FCEC Indemnitees shall in no event be entitled to the reasonable costs and expenses of more than one counsel for all of the FCEC Indemnitees. If the Company elects to defend any such action or claim, then the FCEC Indemnitees shall be entitled to participate in such defense with counsel of their choice at their sole cost and expense unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company shall have failed to assume the defense or employ counsel or (iii) the named parties to any such action include both the Company and FCEC and FCEC shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company. The Company shall not be liable for any settlement of any action, claim or proceeding effected without its written consent; provided, however, that such consent shall not unreasonably withheld. The Company shall not, without the prior written consent of FCEC, effect any settlement of any pending or threatened proceeding in respect of which FCEC is or could have been a party and indemnity could have been sought hereunder by FCEC unless such settlement includes an unconditioned release of FCEC from all liability or claims that are the subject matter of such proceeding.

     Section 7.  Miscellaneous.

     7.01 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with the specific terms of this Agreement or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in addition to any other remedy to which such party is entitled at law or in equity, and each party waives the posting of any bond or security in connection with any proceeding related thereto.

     7.02 Expenses. Except as may otherwise be provided herein, no party hereto shall be responsible for the payment of any other party's expenses incurred in connection with this Agreement.

     7.03 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person or entity.

     7.04 Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the Company and FCEC.

     7.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party.

     7.06 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)   if to FCEC, to

           First Chicago Equity Corporation
           One First National Plaza
           Chicago, Illinois  60670

           Attention:  Eric C. Larson

           with a copy to:

           Kirkland & Ellis
           200 East Randolph Drive
           Chicago, Illinois  60601

           Attention:  Dennis M. Myers, Esq.

     (b)   if to the Company, to

           M-Wave, Inc.
           216 Evergreen Street
           Bensenville, Illinois  60106

           Attention:  Joe Turek, President
           with a copy to:

           Sonnenschein Nath & Rosenthal
           8000 Sears Tower
           Chicago, Illinois  60606

           Attention:  Neal Aizenstein, Esq.


     7.07 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or Federal court sitting in Delaware. Each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby,
(ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

     7.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered, in each case, to the other party.

     7.09 Effect of Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.10 Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents, certificates and instruments, and take all such further reasonable action as may be necessary or reasonably appropriate, in order to consummate the transactions contemplated hereby.

     7.11 Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unforceable, the same shall not affect any other provision of this Agreement.

     IN WITNESS WHEREOF, the undersigned, being duly authorized, have set forth their signatures.

M-WAVE, INC.                                  FIRST CHICAGO EQUITY CORPORATION



By:_________________________________          By:_______________________________

Its:________________________________          Its:______________________________

                                                                     EXHIBIT A



      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY ONLY BE RESOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE WITH CERTAIN RESTRICTIONS SET FORTH HEREIN AND ONLY IF THESE SECURITIES ARE REGISTERED OR SUCH RESALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.



                                    WARRANT
                                  TO PURCHASE
                               694,464 SHARES OF
                         COMMON STOCK ($.01 PAR VALUE)
                                       OF
                                  M-WAVE, INC.

                            DATED: December 18, 1998

     This certifies that, for value received, First Chicago Equity Corporation, an Illinois corporation ("FCEC"), or its permitted assigns (each, a "Holder"), is entitled to purchase, subject to the terms and provisions of this Warrant, from M-Wave, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), at any time on or after the date hereof and on or before the Expiration Date (as defined below), 694,464 (the "Warrant Number") fully paid and nonassessable shares of Common Stock, $.01 par value (the "Common Stock"), of the Company. The Warrant Number and the Exercise Price (as defined below) are subject to adjustment from time to time as set forth in
Section 7. This Warrant is the Warrant referred to in Section 2.03 of the Stock Purchase Agreement, dated as of December 18, 1998 (the "Stock Purchase Agreement"), by and between the Company and FCEC.

     SECTION 1. DEFINITIONS. Except as otherwise specified herein, defined terms herein, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in the Stock Purchase Agreement.

     As used herein, the term "Expiration Date" means, with respect to all or a portion of this Warrant, as the case may be, the fifth anniversary of the date hereof.

     SECTION 2. EXERCISE OF WARRANT. Subject to the provisions hereof, on or before the Expiration Date and after the Company has delivered to the Holder an Extraordinary Transaction Notice (as defined in Section 8 hereof), the Holder may exercise this Warrant in whole or in part only if it delivers (i) this Warrant, (ii) an executed Purchase Form in the form attached hereto as Exhibit A, and (iii) payment of the Exercise Price (as defined below) for the number of shares of Common Stock specified in the Purchase Form payable in United States dollars by certified bank check or wire transfer of immediately available funds to an account designated by the Company for this purpose (the earliest date by which the Holder has delivered all of the items specified in clause (i), (ii) and (iii) above shall be considered the date of exercise for purposes of this Warrant); provided, however, that if the Extraordinary Transaction Notice relates to an Extraordinary Transaction (as defined in Section 8 hereof) of the type set forth in clause (i) or (iv) of Section 8(b) hereof, the Holder must exercise this Warrant prior to the Extraordinary Transaction Date (as defined in Section 8 hereof). The exercise of this Warrant by the Holder shall in any event be subject to the condition that the Company consummates the Extraordinary Transaction described in the Extraordinary Transaction Notice. The Company shall issue certificate(s) for the shares of Common Stock issuable upon exercise. If the Company does not engage in the Extraordinary Transaction within thirty-five business days after it delivers an Extraordinary Transaction Notice, the Company shall immediately return this Warrant, the Purchase Form and the payment of the Exercise Price to the Holder and all of the provisions of this Warrant shall continue in full force and effect.

     The exercise price per share of Common Stock (the "Exercise Price") subject to this Warrant is equal to:


     Date of Exercise                                   Exercise Price
     -------------------------------------              --------------

     Before First Anniversary
     of date hereof                                         $1.00

     From the First Anniversary until the
     day preceding the Second Anniversary
     of date hereof                                         $1.05

     From the Second Anniversary until the
     day preceding the Third Anniversary
     of date hereof                                         $1.10

     From the Third Anniversary until the
     day preceding the Fourth Anniversary
     of date hereof                                         $1.15

     From the Fourth Anniversary until the
     day preceding the Fifth Anniversary
     of date hereof                                         $1.20



     Notwithstanding the foregoing, in the event that the Company engages in an Extraordinary Transaction of the type described in clause (i) or (iv) of Section 8(b) hereof, then in lieu of paying the Exercise Price per share of Common Stock in accordance with Section 2 hereof, the Holder may elect (the "Section 2 Election") on the Purchase Form to receive the securities or other property deliverable per share of Common Stock in connection with the Extraordinary Transaction at the same time the holders of Common Stock receive such securities or other property; provided that the value of such securities or other property to be received by the Holder shall be first reduced by the Exercise Price per share. For purposes of the Section 2 Election, the value of the securities or other property deliverable per share of Common Stock in connection with an Extraordinary Transaction shall be determined in good faith by the Board of Directors.

     All shares of Common Stock issued upon exercise of this Warrant shall be duly authorized and validly issued, fully paid and nonassessable.

     SECTION 3. RESERVATION OF SHARES; PRESERVATION OF RIGHTS OF HOLDER. The Company hereby agrees that there shall be reserved for issuance and delivery upon exercise of this Warrant, free from preemptive rights, the number of shares of authorized but unissued shares of Common Stock, or other stock or securities deliverable pursuant to Section 7, as shall be required for issuance or delivery upon exercise of this Warrant.

     SECTION 4. FRACTIONAL SHARES. The Company shall not be required to issue fractional shares of Common Stock upon exercise of this Warrant.

     SECTION 5. LOSS OF WARRANT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

     SECTION 6. RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company.

     SECTION 7. ANTIDILUTION PROVISIONS. The Exercise Price and the Warrant Number shall be subject to adjustment from time to time as provided in this
Section 7.

     (a) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to the opening of business on the next business day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Exercise Price in effect immediately prior to the opening of business on the next business day following the day upon which such combination becomes effective shall be proportionately increased.

     (b) In case the Company shall issue or sell shares of Common Stock or issue rights, options or warrants to any person entitling them to purchase shares of Common Stock at a price per share less than the then current market price per share of the Common Stock (as determined pursuant to subsection (e) below) on the date of such sale or issuance, the Exercise Price in effect immediately following such date shall be adjusted to a price, computed to the nearest cent, so that the same shall equal the price determined by multiplying:

           (i) such Exercise Price by a fraction, of which

           (ii) the numerator shall be (A) the number of shares of Common Stock outstanding on such date plus (B) the number of shares which the aggregate offering price of the total number of shares so offered for purchase would purchase at such current market price, and of which

           (iii) the denominator shall be (A) the number of shares of Common Stock outstanding on such date plus (B) the number of additional shares of Common Stock which are so sold or offered for purchase.

     (c) The provisions of Section 7(b) shall not apply to any issuance or sale of Common Stock or any rights, options or warrants to purchase Common
Stock: (i) pursuant to any employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, whether presently existing or to be established in the future; or (ii) pursuant to any firmly underwritten public offering of the Common Stock.

     (d)   Whenever there shall be any change in the Exercise Price under this
Section 7, then there shall be an adjustment (to the nearest thousandth of a share) in the Warrant Number, which adjustment shall become effective at the time such change in the Exercise Price becomes effective and shall be made by multiplying the Warrant Number in effect immediately before such change in the Exercise Price by a fraction, the numerator of which is the Exercise Price immediately before such change and the denominator of which is the Exercise Price immediately after such change.

     (e) The current market price per share of Common Stock on any date shall be deemed to be the average of the last sale prices of the Common Stock for the five consecutive trading days before the date of such sale or issuance. If the Common Stock is not traded on a national securities exchange or quoted on an inter-dealer quotation system, the current market price shall be determined in good faith by the Board of Directors.

     SECTION 8.  EXTRAORDINARY TRANSACTIONS.

     (a) In case at any time prior to the Expiration Date the Company shall publicly announce its intention to enter into an Extraordinary Transaction (as defined herein), then the Company shall give written notice to the Holder at the same time as, or as soon as practicable after, such event is first communicated to holders of Common Stock, of the date on which such Extraordinary Transaction, is expected to take place. The Company shall also give at least fifteen business days prior written notice (the "Extraordinary Transaction Notice") to the Holder of the date (the "Extraordinary Transaction Date") as of which an Extraordinary Transaction is expected to become effective (e.g., the date of filing of a certificate of merger or certificate of dissolution) for purposes of determining the holders of the Common Stock which shall be entitled to securities or other property deliverable in connection with the Extraordinary Transaction. The Company agrees that it will not make the Extraordinary Transaction of the type set forth in clause (i) or (iv) of Section 8(b) hereof effective prior to the Extraordinary Transaction Date.

     (b) For purposes of this Warrant, "Extraordinary Transaction" shall mean any of the following involving the Company or any of its material subsidiaries:
(i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction, which in each case is effected in such a way that the holders of shares of Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for shares of Common Stock; (ii) any sale, lease, exchange, transfer or other disposition of 60% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions, (iii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company; (iv) any voluntary or involuntary dissolution, liquidation or other winding up of the Company or any of its material subsidiaries; (v) any "person" or "group" (as such term is used in Section 13(d)(3) and 14(d) of the Exchange Act) (other Joseph A. Turek solely by virtue of any voting agreements he may have with FCEC and its Affiliates) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act) of more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company ("Voting Power"); or (vi) the sale by the Company of shares of common stock or other capital stock (or securities convertible into common stock or other capital stock) that represent greater than 25% of the outstanding Voting Power before such issuance.

     (c) Upon consummation of any Extraordinary Transaction of the type set forth in clause (i) or (iv) of Section 8(b) hereof, and without any action on the part of the Holders, this Warrant shall be automatically cancelled with respect to any remaining shares of Common Stock for which the Holder has not properly exercised in accordance with Section 2 hereof.

     SECTION 9. DIVIDENDS. In the event the Board of Directors of the Company shall determine to pay any cash or non-cash dividends or distributions on the Common Stock (other than distributions as to which the provisions of Section 8(a) above shall apply), the Holder shall be entitled to receive cash and non-cash dividends or distributions in an amount and of kind equal to the dividends or distributions that would have been payable to such Holder if this Warrant held by such Holder had been exercised immediately prior to the record date for the determination of the holders of Common Stock entitled to each such dividend or distribution.

     SECTION 10. ASSIGNMENTS OR TRANSFERS. This Warrant may not be transferred or assigned except to an Affiliate of FCEC. Any such transfer or assignment is subject to applicable state and federal securities laws.

     SECTION 11. NOTICES. All notices, claims, requests, deliveries and other communications under this Warrant to the Company and the Holder shall be provided in the manner, and to the addresses of the Company and the Holder, set forth in the Stock Purchase Agreement.

     SECTION 12. GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.


                                              M-WAVE, INC.



                                              By:______________________________

                                              Its:_____________________________

                                 PURCHASE FORM


     Subject to and in accordance with Section 2 of this Warrant, the undersigned hereby elects to exercise this Warrant to purchase _____ shares of Common Stock, $.01 par value, of M-Wave, Inc. and hereby (i) makes payment of an aggregate Exercise Price for such shares of $_________ or (ii) makes a Section 2 Election with respect to the payment of such Exercise Price.

Dated: ______________



INSTRUCTIONS FOR REGISTRATION OF STOCK


Name ___________________________________________________________________________
                  (please typewrite or print in block letters)

Address ________________________________________________________________________